Exhibit 21.1

List of Subsidiaries of Tiger Acquisitions, Inc.

Direct Subsidiary:

Rolling Rhine Holdings, Ltd., a British Virgin Islands Corporation

Indirect Subsidiaries:

China Zhongxi Yao Group Limited, a Hong Kong corporation

Anqing Zhongxi Yao, Ltd., a PRC corporation